Exhibit 99.4

Clearwire Corporation

Condensed Consolidated Financial Statements and Notes

For Quarter Ended June 30, 2013

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

For The Quarter Ended June 30, 2013

Financial Statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$126,387	$193,445
Short-term investments	476,288	675,112
Restricted cash	1,650	1,653
Accounts receivable, net of allowance of $2,000 and $3,145	21,886	22,769
Inventory	17,032	10,940
Prepaids and other assets	84,695	83,769

Total current assets	727,938	987,688
Property, plant and equipment, net	2,028,419	2,259,004
Restricted cash	2,019	3,709
Spectrum licenses, net	4,224,224	4,249,621
Other intangible assets, net	18,503	24,660
Other assets	137,732	141,107

Total assets	$7,138,835	$7,665,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$176,588	$177,855
Other current liabilities	279,023	227,610

Total current liabilities	455,611	405,465
Long-term debt, net	4,323,312	4,271,357
Deferred tax liabilities, net	222,439	143,992
Other long-term liabilities	959,361	963,353

Total liabilities	5,960,723	5,784,167
Commitments and contingencies (Note 11)
Stockholders’ equity:
Class A common stock, par value $0.0001, 2,000,000 shares authorized; 700,052 and 691,315 shares outstanding	70	69
Class B common stock, par value $0.0001, 1,400,000 shares authorized; 773,733 shares outstanding	77	77
Additional paid-in capital	3,159,361	3,158,244
Accumulated other comprehensive loss	(17)	(6)
Accumulated deficit	(2,721,287)	(2,346,393)

Total Clearwire Corporation stockholders’ equity	438,204	811,991
Non-controlling interests	739,908	1,069,631

Total stockholders’ equity	1,178,112	1,881,622

Total liabilities and stockholders’ equity	$7,138,835	$7,665,789

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$316,742	$316,932	$634,784	$639,571
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	206,466	224,426	419,647	488,216
Selling, general and administrative expense	135,077	137,693	276,178	280,348
Depreciation and amortization	172,694	184,566	356,327	362,539
Spectrum lease expense	86,633	81,190	170,032	160,898
Loss from abandonment of network and other assets	414	317	828	80,717

Total operating expenses	601,284	628,192	1,223,012	1,372,718

Operating loss	(284,542)	(311,260)	(588,228)	(733,147)
Other income (expense):
Interest income	219	533	597	797
Interest expense	(149,985)	(138,656)	(290,502)	(275,342)
(Loss) gain on derivative instruments	(8,001)	10,663	(9,775)	5,801
Other income (expense), net	1,446	(283)	1,782	(13,551)

Total other expense, net	(156,321)	(127,743)	(297,898)	(282,295)

Loss from continuing operations before income taxes	(440,863)	(439,003)	(886,126)	(1,015,442)
Income tax benefit	25,242	7,976	8,617	23,389

Net loss from continuing operations	(415,621)	(431,027)	(877,509)	(992,053)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	267,680	287,848	502,615	666,820

Net loss from continuing operations attributable to Clearwire Corporation	(147,941)	(143,179)	(374,894)	(325,233)
Net loss from discontinued operations attributable to Clearwire Corporation, net of tax	—	(2,630)	—	(2,399)

Net loss attributable to Clearwire Corporation	$(147,941)	$(145,809)	$(374,894)	$(327,632)

Net loss from continuing operations attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.21)	$(0.28)	$(0.54)	$(0.67)

Diluted	$(0.29)	$(0.32)	$(0.61)	$(0.75)

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.21)	$(0.29)	$(0.54)	$(0.68)

Diluted	$(0.29)	$(0.33)	$(0.61)	$(0.76)

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss:
Net loss from continuing operations	$(415,621)	$(431,027)	$(877,509)	$(992,053)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	267,680	287,848	502,615	666,820

Net loss from continuing operations attributable to Clearwire Corporation	(147,941)	(143,179)	(374,894)	(325,233)

Net loss from discontinued operations	—	(7,451)	—	(6,408)
Less: non-controlling interests in net loss from discontinued operations of consolidated subsidiaries	—	4,821	—	4,009

Net loss from discontinued operations attributable to Clearwire Corporation	—	(2,630)	—	(2,399)

Net loss attributable to Clearwire Corporation	(147,941)	(145,809)	(374,894)	(327,632)

Other comprehensive income (loss):
Unrealized foreign currency gains during the period	(22)	1,177	23	400
Less: reclassification adjustment of foreign currency gains to net loss from continuing operations	—	(1,478)	—	(3,242)
Unrealized investment holding gains (losses) during the period	(46)	117	(47)	(81)

Other comprehensive income (loss)	(68)	(184)	(24)	(2,923)
Less: non-controlling interests in other comprehensive income (loss) of consolidated subsidiaries	36	290	13	2,207

Other comprehensive income (loss) attributable to Clearwire Corporation	(32)	106	(11)	(716)

Comprehensive loss:
Comprehensive loss	(415,689)	(438,662)	(877,533)	(1,001,384)
Less: non-controlling interests in comprehensive loss of consolidated subsidiaries	267,716	292,959	502,628	673,036

Comprehensive loss attributable to Clearwire Corporation	$(147,973)	$(145,703)	$(374,905)	$(328,348)

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss from continuing operations	$(877,509)	$(992,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(9,498)	(24,289)
Non-cash loss (gain) on derivative instruments	9,775	(5,801)
Accretion of discount on debt	34,458	20,167
Depreciation and amortization	356,327	362,539
Amortization of spectrum leases	26,612	26,760
Non-cash rent expense	80,040	104,647
Loss on property, plant and equipment (Note 4)	10,064	153,425
Other non-cash activities	19,990	26,298
Changes in assets and liabilities:
Inventory	(7,686)	4,463
Accounts receivable	(3,430)	(19,050)
Prepaids and other assets	(2,507)	645
Prepaid spectrum licenses	—	(2,283)
Deferred revenue	(25,087)	155,406
Accounts payable and other liabilities	(22,060)	4,628

Net cash used in operating activities of continuing operations	(410,511)	(184,498)
Net cash provided by operating activities of discontinued operations	—	4,237

Net cash used in operating activities	(410,511)	(180,261)

Cash flows from investing activities:
Payments to acquire property, plant and equipment	(75,601)	(47,540)
Purchases of available-for-sale investments	(501,814)	(1,247,147)
Disposition of available-for-sale investments	699,450	492,953
Other investing activities	1,216	(4,918)

Net cash provided by (used in) investing activities of continuing operations	123,251	(806,652)
Net cash provided by investing activities of discontinued operations	—	59

Net cash provided by (used in) investing activities	123,251	(806,593)

Cash flows from financing activities:
Principal payments on long-term debt	(20,035)	(12,867)
Proceeds from issuance of long-term debt	240,000	300,000
Debt financing fees	—	(6,205)
Proceeds from issuance of common stock	199	58,468

Net cash provided by financing activities of continuing operations	220,164	339,396
Net cash provided by financing activities of discontinued operations	—	—

Net cash provided by financing activities	220,164	339,396

Effect of foreign currency exchange rates on cash and cash equivalents	38	(1,633)

Net decrease in cash and cash equivalents	(67,058)	(649,091)
Cash and cash equivalents:
Beginning of period	193,445	893,744

End of period	126,387	244,653
Less: cash and cash equivalents of discontinued operations at end of period	—	6,111

Cash and cash equivalents of continuing operations at end of period	$126,387	$238,542

Supplemental cash flow disclosures:
Cash paid for interest including capitalized interest paid	$256,227	$249,892
Non-cash investing activities:
Fixed asset purchases in accounts payable and accrued expenses	$16,942	$13,465
Fixed asset purchases financed by long-term debt	$47,948	$117
Non-cash financing activities:
Vendor financing obligations	$(11,128)	$(117)
Capital lease obligations	$(36,820)	$—
Class A common stock issued for repayment of long-term debt	$—	$88,456
Repayment of long-term debt through issuances of Class A common stock	$—	$(88,456)

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

(Unaudited)

Six Months Ended June 30, 2013 and 2012

	Class A Common Stock		Class B Common Stock
	Shares	Amounts	Shares	Amounts	Additional Paid In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non- controlling Interests	Total Stockholders’ Equity
Balances at December 31, 2011	452,215	$45	839,703	$83	$2,714,634	$2,793	$(1,617,826)	$2,546,309	$3,646,038
Net loss from continuing operations	—	—	—	—	—	—	(325,233)	(666,820)	(992,053)
Net income from discontinued operations	—	—	—	—	—	—	(2,399)	(4,009)	(6,408)
Other comprehensive loss	—	—	—	—	—	(716)	—	(2,207)	(2,923)
Issuance of common stock, net of issuance costs, and other capital transactions	89,845	9	77,413	8	168,204	—	—	(37,481)	130,740
Share-based compensation and other transactions	—	—	—	—	8,840	—	—	3,573	12,413

Balances at June 30, 2012	542,060	$54	917,116	$91	$2,891,678	$2,077	$(1,945,458)	$1,839,365	$2,787,807

Balances at December 31, 2012	691,315	$69	773,733	$77	$3,158,244	$(6)	$(2,346,393)	$1,069,631	$1,881,622
Net loss from continuing operations	—	—	—	—	—	—	(374,894)	(502,615)	(877,509)
Other comprehensive loss	—	—	—	—	—	(11)	—	(13)	(24)
Issuance of common stock, net of issuance costs, and other capital transactions	8,737	1	—	—	(8,789)	—	—	162,822	154,034
Share-based compensation and other transactions	—	—	—	—	9,906	—	—	10,083	19,989

Balances at June 30, 2013	700,052	$70	773,733	$77	$3,159,361	$(17)	$(2,721,287)	$739,908	$1,178,112

See accompanying notes to unaudited condensed consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. All normal recurring adjustments considered necessary for a fair presentation have been included. Certain disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been omitted. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes contained in the Clearwire Corporation annual report on Form 10-K for the year ended December 31, 2012. Unless the context otherwise requires, references to “Clearwire,” “we,” “us,” “our” and the “Company” mean Clearwire Corporation and its consolidated subsidiaries.

On December 17, 2012, Clearwire entered into an Agreement and Plan of Merger with Sprint Nextel Corporation, as amended, which we refer to as the Merger Agreement, pursuant to which Sprint Nextel Corporation agreed to acquire all of the outstanding shares of Clearwire Class A and Class B common stock, which we refer to as Class A Common Stock and Class B Common Stock, respectively, not currently owned by Sprint Nextel Corporation, SoftBank Corp., which we refer to as SoftBank, or their affiliates. The merger closed on July 9, 2013 and we are now a wholly owned subsidiary of Sprint Communications, Inc. (formerly know as Sprint Nextel Corporation), which we refer to as Sprint. At the closing, the outstanding shares of Clearwire common stock were canceled and converted automatically into the right to receive $5.00 per share in cash, without interest, which we refer to as the Merger Consideration. The acquisition method of accounting will result in a new basis of presentation based on the estimated fair values of our assets and liabilities for the successor period beginning as of the day following the consummation of the merger. The estimated fair values will be based on management’s judgment after evaluating several factors, including a valuation assessment which is not yet complete.

The preparation of the unaudited interim condensed consolidated financial statements requires management of the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities at the date of the unaudited interim condensed consolidated financial statements. These estimates are inherently subject to judgment and actual results could differ.

During 2012, we completed the sale of our operations in Belgium, Germany and Spain. The results of operations of these international entities prior to their sale are separately disclosed as discontinued operations.

Liquidity

During the six months ended June 30, 2013, we incurred $877.5 million of net losses from continuing operations. We utilized $410.5 million of cash from operating activities of continuing operations and spent $75.6 million of cash on capital expenditures in the improvement and maintenance of our existing networks and for the deployment of our Time Division Duplex, which we refer to as TDD, Long Term Evolution, or LTE, network.

To date, we have invested heavily in building and maintaining our networks. We have a history of operating losses, and we expect to have significant losses in the future. We do not expect our operations to generate cumulative positive cash flows during the next twelve months.

In connection with consummation of this merger, Sprint announced that it expects to exit certain leases related to Clearwire’s commercial offices, cell towers, and all retail stores as well as to reduce employee headcount.

We expect to meet our funding needs for the near future through our cash and investment holdings at June 30, 2013 and cash receipts from our Worldwide Interoperability of Microwave Access technology 802.16e standard, which we refer to as mobile WiMAX, services from our retail and wholesale business, other than Sprint, and Sprint under the 2011 November 4G MVNO Amendment. Additionally, we anticipate funds from Sprint for the deployments of our TDD-LTE network and the use of additional spectrum not specified in the 2011 November 4G MVNO Amendment. As a consolidated subsidiary of Sprint, to the extent we are not able to fund our business through our retail and wholesale revenue streams, we expect to receive funding for any shortfall from Sprint during the next twelve months.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. New Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (FASB) issued authoritative guidance regarding Disclosures about Offsetting Assets and Liabilities, which requires common disclosure requirements to allow investors to better compare and assess the effect of offsetting arrangements on financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The standard was effective beginning in the first quarter 2013, requires retrospective application, and only affects disclosures in the footnotes to the financial statements. In October 2012, the FASB tentatively decided to limit the scope of this authoritative guidance to derivatives, repurchase agreements, and securities lending and securities borrowing arrangements. In January 2013, the FASB issued additional clarifying guidance which limited the scope of the disclosure requirements to derivatives, repurchase agreements and reverse purchase agreements, and securities lending and securities borrowing transactions that are either offset in accordance with specific criteria contained in U.S. GAAP or subject to a master netting arrangement or similar agreement. Based on the scope revision, this authoritative guidance did not impact our existing disclosures.

In February 2013, the FASB issued authoritative guidance regarding Comprehensive Income: Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends existing guidance and requires, in a single location, the presentation of the effects of certain significant amounts reclassified from each component of accumulated other comprehensive income based on its source and Statement of Comprehensive Loss line items affected by the reclassification. The guidance was effective beginning in the first quarter 2013 and did not have a material effect on our condensed consolidated financial statements.

In July 2013, the FASB issued authoritative guidance regarding Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force), which amends existing guidance related to the financial presentation of unrecognized tax benefits by requiring an entity to net its unrecognized tax benefits against the deferred tax assets for all available same-jurisdiction loss or other tax carry-forwards that would apply in settlement of the uncertain tax positions. The amendments will be effective beginning in the first quarter of 2014 with early adoption permitted, will be applied prospectively to all unrecognized tax benefits that exist at the effective date, and are not expected to have a material effect on our consolidated financial statements.

3. Investments

Investments as of June 30, 2013 and December 31, 2012 consisted of the following (in thousands):

		June 30, 2013			December 31, 2012
		Gross Unrealized				Gross Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Short-term
U.S. Government and Agency Issues	$476,246	$47	$(5)	$476,288	$675,024	$88	$—	$675,112

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Property, Plant and Equipment

Property, plant and equipment, which we refer to as PP&E, as of June 30, 2013 and December 31, 2012 consisted of the following (in thousands):

	Useful Lives (Years)	June 30, 2013	December 31, 2012
Network and base station equipment	5 -15	$3,401,135	$3,396,376
Customer premise equipment	2	35,977	45,376
Furniture, fixtures and equipment	3-5	487,374	480,160
Leasehold improvements	Lesser of useful life or lease term	27,714	30,142
Construction in progress	N/A	181,508	156,630

		4,133,708	4,108,684
Less: accumulated depreciation and amortization		(2,105,289)	(1,849,680)

		$2,028,419	$2,259,004

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Supplemental information (in thousands):
Capitalized interest	$3,541	$1,239	$6,332	$3,413
Depreciation expense	$169,052	$179,959	$349,044	$353,326

We have entered into lease arrangements related to our network construction and equipment that meet the criteria for capital leases. At June 30, 2013 and December 31, 2012, we have recorded capital lease assets with an original cost of $149.6 million and $112.8 million, respectively, within Network and base station equipment.

Construction in progress is primarily composed of costs incurred during the process of completing network projects not yet placed in service. The balance at June 30, 2013 included $143.3 million of costs related to completing network projects not yet placed in service, $37.8 million of network and base station equipment not yet assigned to a project and $0.4 million of costs related to information technology, which we refer to as IT, and other corporate projects.

Charges associated with Property, plant and equipment

We periodically assess assets that have not yet been deployed in our networks, including equipment and cell site development costs, classified as construction in progress. We evaluate for losses related to (1) shortage, or loss incurred in deploying such equipment, (2) reserve for excessive and obsolete equipment not yet deployed in the network, and (3) abandonment of network and corporate projects no longer expected to be deployed. In addition to charges incurred in the normal course of business, this assessment includes evaluating the impact of changes in our business plans and strategic network plans on those assets.

During 2012, we solidified our TDD-LTE network architecture, including identifying the sites at which we expect to overlay TDD-LTE technology in the first phase of our deployment. Any projects that are not required to deploy TDD-LTE technology at those sites, or that are no longer viable due to the development of the TDD-LTE network architecture, were abandoned and the related costs written down. In addition, any network equipment not required to support our network deployment plans or sparing requirements were written down to estimated salvage value.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We incurred the following charges associated with PP&E for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Abandonment of network projects no longer meeting strategic network plans	$339	$182	$666	$80,153
Abandonment of corporate projects	75	135	162	564

Total loss from abandonment of network and other assets	414	317	828	80,717
Charges for excessive and obsolete equipment and other disposals(1)(2)	4,534	14,052	9,236	72,708

Total losses on property, plant and equipment	$4,948	$14,369	$10,064	$153,425

(1)	Included in Cost of goods and services and network costs on the condensed consolidated statements of operations.
(2)

For the three and six months ended June 30, 2012, $3.0 million and $5.2 million, respectively, related to retail operations is included in Selling, general and administrative expense on the condensed consolidated statements of operations.

5. Spectrum Licenses

Owned and leased spectrum licenses as of June 30, 2013 and December 31, 2012 consisted of the following (in thousands):

	June 30, 2013			December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived owned spectrum	$3,104,664	$—	$3,104,664	$3,104,129	$—	$3,104,129
Spectrum leases and prepaid spectrum	1,371,737	(264,428)	1,107,309	1,370,317	(237,317)	1,133,000
Pending spectrum and transition costs	12,251	—	12,251	12,492	—	12,492

Total spectrum licenses	$4,488,652	$(264,428)	$4,224,224	$4,486,938	$(237,317)	$4,249,621

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Supplemental Information (in thousands):
Amortization of prepaid and other spectrum licenses	$13,949	$13,093	$27,710	$27,888

As of June 30, 2013, future amortization of spectrum leases and prepaid lease costs (excluding pending spectrum and spectrum transition costs) is expected to be as follows (in thousands):

Total
2013	$27,064
2014	53,928
2015	53,376
2016	52,588
2017	51,328
Thereafter	869,025

Total	$1,107,309

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Other Intangible Assets

Other intangible assets as of June 30, 2013 and December 31, 2012 consisted of the following (in thousands):

		June 30, 2013			December 31, 2012
	Useful lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	7 years	$108,275	$(91,679)	$16,596	$108,275	$(86,040)	$22,235
Trade names and trademarks	5 years	3,804	(3,487)	317	3,804	(3,106)	698
Patents and other	10 years	3,297	(1,707)	1,590	3,270	(1,543)	1,727

Total other intangibles		$115,376	$(96,873)	$18,503	$115,349	$(90,689)	$24,660

As of June 30, 2013, the future amortization of other intangible assets is expected to be as follows (in thousands):

2013	$6,121
2014	7,740
2015	3,874
2016	329
2017	329
Thereafter	110

Total	$18,503

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Supplemental Information (in thousands):
Amortization expense	$3,092	$4,056	$6,184	$8,114

We evaluate all of our patent renewals on a case by case basis, based on renewal costs.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

7. Income Taxes

Clearwire Corporation, which we refer to as Clearwire or the Company, holds no significant assets other than its equity interests in Clearwire Communications LLC, which we refer to as Clearwire Communications. Clearwire Communications is treated as a partnership for United States federal income tax purposes and therefore does not pay United States federal income tax. As a result, any current and deferred tax consequences are reflected at the partner level. Other than the balances associated with the non-United States operations, the only temporary difference for Clearwire is the difference between the financial statement carrying value and the tax basis associated with the investment in Clearwire Communications.

Our deferred tax assets primarily represent net operating loss, which we refer to as NOL, carry-forwards associated with Clearwire’s operations prior to the formation of the Company on November 28, 2008 and the portion of the partnership losses allocated to Clearwire after the formation of the Company. The Company is subject to a change in control test under Section 382 of the Internal Revenue Code, that if met, would limit the annual utilization of any pre-change in control NOL carry-forward as well as the ability to use certain unrealized built in losses as future deductions. We believe that a change of control under Section 382 of the Internal Revenue Code did occur in both 2011 and 2012 and therefore, we believe that we permanently will be unable to use a significant portion of our NOL carry-forwards that arose before the 2011 change in control to offset future income. Another change of control under Section 382 occurred on July 9, 2013 as a result of our merger with Sprint. We believe this change of control will result in no material limitation on the NOL carry-forward generated since the 2012 change of control.

We have recognized a deferred tax liability for the difference between the financial statement carrying value and the tax basis of the partnership interest. As it relates to the United States tax jurisdiction, we determined that our temporary taxable difference associated with our investment in the partnership will not completely reverse within the carry-forward period of the NOLs. The portion of such temporary differences that will reverse within the carry-forward period of the NOLs represents relevant future taxable income. Management has reviewed the facts and circumstances, including the history of NOLs, projected future tax losses, and determined that it is appropriate to record a valuation allowance against the portion of our deferred tax assets that are not deemed realizable. The income tax expense reflected in our condensed consolidated statements of operations primarily reflects United States deferred taxes and certain state taxes.

8. Long-term Debt, Net

Long-term debt at June 30, 2013 and December 31, 2012 consisted of the following (in thousands):

	June 30, 2013
	Interest Rates	Effective Rate(1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
2015 Senior Secured Notes	12.00%	12.92%	2015	$2,947,494	$(23,836)	$2,923,658
2016 Senior Secured Notes	14.75%	15.36%	2016	300,000	—	300,000
Second-Priority Secured Notes	12.00%	12.42%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.93%	2040	629,250	(153,621)	475,629
Sprint Notes	1.00%	N/A (5)	2018	240,000	(228,427)	11,573
Vendor Financing Notes(3)	LIBOR based (2)	6.48%	2014/2015	31,982	—	31,982
Capital lease obligations and other(3)				120,968	—	120,968

Total debt, net				$4,769,694	$(405,884)	4,363,810

Less: Current portion of Vendor Financing Notes and capital lease obligations and other(4)						(40,498)

Total long-term debt, net						$4,323,312

(1)	Represents weighted average effective interest rate based on quarter-end balances.
(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50% (secured) and 7.00% (unsecured). Included in the balance are unsecured notes with par amount of $15.2 million at June 30, 2013.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(3)	As of June 30, 2013, par amount of approximately $136.4 million is secured by assets classified as Network and base station equipment. The remaining par amount is unsecured.
(4)	Included in Other current liabilities on the condensed consolidated balance sheets.
(5)

The discount on the Sprint Notes is accreted as interest expense on a straight-line basis over the life of the notes due to the magnitude of the initial discount. For further discussion, see Sprint Notes below.

	December 31, 2012
	Interest Rates	Effective Rate(1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
2015 Senior Secured Notes	12.00%	12.92%	2015	$2,947,494	$(27,900)	$2,919,594
2016 Senior Secured Notes	14.75%	15.36%	2016	300,000	—	300,000
Second-Priority Secured Notes	12.00%	12.42%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.93%	2040	629,250	(165,050)	464,200
Vendor Financing Notes(3)	LIBOR based (2)	6.37%	2014/2015	32,056	(51)	32,005
Capital lease obligations and other(3)				91,638	—	91,638

Total debt, net				$4,500,438	$(193,001)	4,307,437

Less: Current portion of Vendor Financing Notes and capital lease obligations and other(4)						(36,080)

Total long-term debt, net						$4,271,357

(1)	Represents weighted average effective interest rate based on year-end balances.
(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50% (secured) and 7.00% (unsecured). Included in the balance are unsecured notes with par amount of $4.6 million at December 31, 2012.
(3)	As of December 31, 2012, par amount of approximately $118.8 million is secured by assets classified as Network and base station equipment. The remaining par amount is unsecured.
(4)	Included in Other current liabilities on the condensed consolidated balance sheets.

Sprint Notes —  In connection with the Merger Agreement, Clearwire entered into a Note Purchase Agreement, which we refer to as the Note Purchase Agreement, with Clearwire Communications, Clearwire Finance Inc., which we refer to as Clearwire Finance, and together, which we refer to as the Issuers, and Sprint, in which Sprint agreed to purchase from us at our election up to an aggregate principal amount of $800 million of 1% Exchangeable Notes, which we refer to as the Sprint Notes, maturing on June 1, 2018. Interest on the notes is payable semi-annually in June and December.

Sprint has the right to exchange their notes for Class A Common Stock or Class B Common Stock and Class B Common Interests at the applicable exchange rate at any time prior to the maturity date after July 9, 2013. The applicable exchange rate is 666.67 shares of Class A Common Stock (or Class B Common Stock and Class B Common Interests) per $1,000 principal, equivalent to an exchange price of approximately $1.50 per share. The exchange rate is subject to adjustments for certain events such as a fundamental change in control and certain dilutive transactions. For purposes of this exchange rate, a fundamental change in control does not include transactions with Sprint and its affiliates.

The Sprint Notes are guaranteed by the Issuers’ existing wholly-owned domestic subsidiaries. The Sprint Notes are expressly subordinated to the 2015 and 2016 senior secured notes; rank equally in right of payments with all the Issuers’ and the guarantors’ other existing and future senior indebtedness, and senior to any existing and future subordinated indebtedness. The Sprint Notes do not contain any financial or operating covenants.

The Sprint Notes contain a beneficial conversion feature, which we refer to as BCF. A BCF will be recorded if the Company’s stock price is greater than the exchange price on the commitment date. Therefore, on the settlement date of each draw of the Sprint Notes, the BCF will be calculated based on the closing price on settlement date less the exchange price of $1.50 per share multiplied by the number of shares of Class A Common Stock issued. The amount of the BCF for each draw is limited to the proceeds received for that draw. The BCF is recognized as a discount to the debt and an increase to Additional paid-in capital on the condensed consolidated balance sheets. The debt discount will be accreted from the date of issuance through the stated maturity into Interest expense on the condensed consolidated statements of operations on a straight-line basis.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On July 9, 2013, in connection with the closing of the merger with Sprint, a supplemental indenture was signed which provided Sprint, the parent company of Clearwire, the right to exchange each $1,000 principal amount of Sprint Notes into an amount of cash, without interest, equal to $3,333 per note, which represents the applicable exchange rate multiplied by the Merger Consideration. Sprint held all of these notes at June 30, 2013 and July 9, 2013. As described above, Sprint maintains the right to exchange the Sprint Notes into additional equity of Clearwire, a wholly-owned subsidiary of Sprint.

Interest Expense — Interest expense included in our condensed consolidated statements of operations for the three and six months ended June 30, 2013 and 2012, consisted of the following (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest coupon(1)	$131,661	$129,916	$262,376	$258,588
Accretion of debt discount and amortization of debt premium, net(2)	21,865	9,979	34,458	20,167
Capitalized interest	(3,541)	(1,239)	(6,332)	(3,413)

	$149,985	$138,656	$290,502	$275,342

(1)	The six months ended June 30, 2012 includes $2.5 million of coupon interest relating to Exchangeable Notes, which was settled in a non-cash transaction.
(2)	Includes non-cash amortization of deferred financing fees which are classified as Other assets on the condensed consolidated balance sheets.

9. Derivative Instruments

The holders’ exchange rights contained in the 8.25% exchangeable notes due 2040, which we refer to as the Exchangeable Notes, constitute embedded derivative instruments that are required to be accounted for separately from the debt host instrument at fair value. As a result, upon the issuance of the Exchangeable Notes, we recognized exchange options, which we refer to as Exchange Options. The Exchange Options are indexed to Class A Common Stock, have a notional amount of 88.9 million shares at June 30, 2013 and December 31, 2012 and mature in 2040.

We do not apply hedge accounting to the Exchange Options. Therefore, gains and losses due to changes in fair value are reported in our condensed consolidated statements of operations. At June 30, 2013 and December 31, 2012, the Exchange Options’ estimated fair value of $15.1 million and $5.3 million, respectively, was reported in Other current liabilities on our condensed consolidated balance sheets. For the three months ended June 30, 2013 and 2012, we recognized (losses) gains of $(8.0) million and $10.7 million, respectively, from the changes in the estimated fair value in (Loss) gain on derivative instruments in our condensed consolidated statements of operations. For the six months ended June 30, 2013 and 2012, we recognized (losses) gains of $(9.8) million and $5.8 million, respectively, from the changes in the estimated fair value in (Loss) gain on derivative instruments in our condensed consolidated statements of operations. See Note 10, Fair Value, for information regarding valuation of the Exchange Options.

10. Fair Value

The following is a description of the valuation methodologies and pricing assumptions we used for financial instruments measured and recorded at fair value on a recurring basis in our financial statements and the classification of such instruments pursuant to the valuation hierarchy.

Cash Equivalents and Investments

Where quoted prices for identical securities are available in an active market, we use quoted market prices to determine the fair value of investment securities and cash equivalents, and they are classified in Level 1 of the valuation hierarchy. Level 1 securities include U.S. Government Treasury Bills, actively traded U.S. Government Treasury Notes and money market mutual funds for which there are quoted prices in active markets or quoted net asset values published by the money market mutual fund and supported in an active market.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Investments are classified in Level 2 of the valuation hierarchy for securities where quoted prices are available for similar investments in active markets or for identical or similar investments in markets that are not active and we use pricing from independent external valuation sources. Level 2 securities include U.S. Government Agency Discount Notes and U.S. Government Agency Notes.

Derivatives

The Exchange Options are classified in Level 3 of the valuation hierarchy. To estimate the fair value of the Exchange Options, we use an income approach based on valuation models, including option pricing models and discounted cash flow models. We maximize the use of market-based observable inputs in the models and develop our own assumptions for unobservable inputs based on management estimates of market participants’ assumptions in pricing the instruments.

We use a trinomial option pricing model to estimate the fair value of the Exchange Options. The inputs include the contractual terms of the instrument and market-based parameters such as interest rate forward curves, stock price volatility and cost to borrow stock. A level of subjectivity is applied to estimate our stock price volatility input. The stock price volatility used in computing the fair value of the Exchange Options at June 30, 2013 of 17% is based on the implied volatility of existing stock options, adjusted for our estimates of market participant adjustments for differences in critical terms of the options, liquidity, and other factors related to exchangeable debt instruments. Holding all other pricing assumptions constant, an increase or decrease of 10% in our estimated stock volatility at June 30, 2013 could result in a loss of $32.0 million, or a gain of $18.7 million, respectively.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at June 30, 2013 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$126,387	$—	$—	$126,387
Short-term investments	$251,316	$224,972	$—	$476,288
Other assets — derivative warrant assets	$—	$—	$211	$211
Financial liabilities:
Other current liabilities — derivative liabilities (Exchange Options)	$—	$—	$(15,108)	$(15,108)

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at December 31, 2012 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$193,445	$—	$—	$193,445
Short-term investments	$375,743	$299,369	$—	$675,112
Other assets — derivative warrant assets	$—	$—	$211	$211
Financial liabilities:
Other current liabilities — derivative liabilities (Exchange Options)	$—	$—	$(5,333)	$(5,333)

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the three months ended June 30, 2013 (in thousands):

	April 1, 2013	Acquisitions, Issuances and Settlements	Net Realized/Unrealized Gains (Losses) Included in Earnings		Net Realized/Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	June 30, 2013	Net Unrealized Gains Included in 2013 Earnings Relating to Instruments Held at June 30, 2013
Other assets:
Derivatives	$214	$—	$(3	) (1)	$—	$211	$—
Other current liabilities:
Derivatives	(7,110)	—	(7,998	) (1)	—	(15,108)	(9,775)

(1)	Included in (Loss) gain on derivative instruments in the condensed consolidated statements of operations.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the three months ended June 30, 2012 (in thousands):

	April 1, 2012	Acquisitions, Issuances and Settlements	Net Unrealized Gains (Losses) Included in Earnings		Net Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	June 30, 2012	Net Unrealized Gains (Losses) Included in 2012 Earnings Relating to Instruments Held at June 30, 2012
Other assets:
Derivatives	214	—	(2	) (1)	—	212	3
Other current liabilities:
Derivatives	(11,554)	—	10,665	(1)	—	(889)	6,222

(1)	Included in (Loss) gain on derivative instruments in the condensed consolidated statements of operations.

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the six months ended June 30, 2013 (in thousands):

	January 1, 2013	Acquisitions, Issuances and Settlements	Net Realized/Unrealized Gains (Losses) Included in Earnings		Net Realized/Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	June 30, 2013	Net Unrealized Gains Included in 2013 Earnings Relating to Instruments Held at June 30, 2013
Other assets:
Derivatives	$211	$—	$—	(1)	$—	$211	$—
Other current liabilities:
Derivatives	(5,333)	—	(9,775	) (1)	—	(15,108)	(9,775)

(1)	Included in (Loss) gain on derivative instruments in the condensed consolidated statements of operations.

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the six months ended June 30, 2012 (in thousands):

	January 1, 2012	Acquisitions, Issuances and Settlements	Net Unrealized Gains (Losses) Included in Earnings		Net Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	June 30, 2012	Net Unrealized Gains (Losses) Included in 2012 Earnings Relating to Instruments Held at June 30, 2012
Other assets:
Derivatives	209	—	3	(1)	—	212	3
Other current liabilities:
Derivatives	(8,240)	1,553	5,798	(1)	—	(889)	6,222

(1)	Included in (Loss) gain on derivative instruments in the condensed consolidated statements of operations.

The following is the description of the fair value for financial instruments we hold that are not subject to fair value recognition.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Debt Instruments

The senior secured notes maturing in 2015, which we refer to as the 2015 Senior Secured Notes, the 2016 Senior Secured Notes, the second-priority secured notes, which we refer to as the Second-Priority Secured Notes and the Exchangeable Notes are classified as Level 2 of the valuation hierarchy. To estimate the fair value of the 2015 Senior Secured Notes, the 2016 Senior Secured Notes, the Second-Priority Notes and the Exchangeable Notes, we used the average indicative price from several market makers.

The Sprint Notes are classified as Level 3 of the valuation hierarchy. A level of subjectivity is applied to estimate the fair value of the Sprint Notes. We use a market approach, benchmarking the price of the Sprint Notes to our Exchangeable notes, adjusting for differences in critical terms such as tenor and strike price of the options as well as liquidity.

To estimate the fair value of the vendor financing notes, which we refer to as the Vendor Financing Notes, we used an income approach based on the contractual terms of the notes and market-based parameters such as interest rates. As a result, they are classified in Level 3 of the valuation hierarchy. A level of subjectivity is applied to estimate the discount rate used to calculate the present value of the estimated cash flows.

The following table presents the carrying value and the approximate fair value of our outstanding debt instruments at June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013		December 31, 2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes:
Senior Secured Notes - 2015	$2,923,658	$3,159,291	$2,919,594	$3,180,238
Senior Secured Notes - 2016	$300,000	$409,689	$300,000	$414,375
Second-Priority Secured Notes	$500,000	$583,125	$500,000	$591,565
Exchangeable Notes(1)	$475,629	$699,556	$464,200	$689,598
Sprint Notes(2)	$11,573	$240,000	$—	$—
Vendor Financing Notes	$31,982	$32,286	$32,005	$31,802

(1)

Carrying value as of June 30, 2013 and December 31, 2012 is net of $153.6 million and $165.1 million discount, respectively, arising from the separation of the Exchange Options from the debt host instrument. The fair value of the Exchangeable Notes incorporates the value of the exchange feature which we have recognized separately as a derivative on our consolidated balance sheets.

(2)	Carrying value as of June 30, 2013 is net of $228.4 million discount arising from the BCF.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

11. Commitments and Contingencies

Operating lease obligations — Our commitments for non-cancelable operating leases consist mainly of leased sites, including towers and rooftop locations, and office space. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Operating leases generally have initial terms of five to seven years with multiple renewal options for additional five-year terms totaling between 20 and 25 years. Operating lease obligations in the table above include all lease payments for the contractual lease term including any remaining future lease payments for leases where notice of intent not to renew has been sent as a result of the lease termination initiatives. Operating lease payments for assumed renewal periods include the expected renewal periods for those leases where renewal is likely. For the three and six months ended June 30, 2013, we incurred operating lease expense of $124.0 million and $243.0 million, respectively. For the three and six months ended June 30, 2012, we incurred operating lease expense of $139.9 million and $258.9 million, respectively.

Spectrum lease obligations - Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Leased spectrum agreements have terms of up to 30 years and the weighted average remaining lease term at June 30, 2013 was approximately 22 years, including renewal terms. We expect that all renewal periods in our spectrum leases will be renewed by us. Expense recorded related to spectrum leases was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Spectrum lease payments	$51,285	$48,849	$95,768	$92,142
Non-cash spectrum lease expense	21,948	19,797	47,652	41,996
Amortization of spectrum leases	13,400	12,544	26,612	26,760

Total spectrum lease expense	$86,633	$81,190	$170,032	$160,898

Spectrum service credits - We have commitments to provide Clearwire services to certain lessors in launched markets, and to reimburse lessors for certain capital equipment and third-party service expenditures, over the term of the lease. We accrue a monthly obligation for the services and equipment based on the total estimated available service credits divided by the term of the lease. The obligation is reduced as actual invoices are presented and paid to the lessors. During the three and six months ended June 30, 2013, we satisfied $0.6 million and $1.2 million, respectively, related to these commitments. During the three and six months ended June 30, 2012, we satisfied $0.6 million and $1.7 million, respectively, related to these commitments. The maximum remaining commitment at June 30, 2013 is $101.7 million and is expected to be incurred over the term of the related lease agreements, which generally range from 15-30 years.

Purchase agreements - We have entered into purchase commitments with take-or-pay obligations and/or volume commitments for equipment that are cancelable, subject to cancellation or termination fees. We also have other obligations that include minimum purchase commitments with certain suppliers over time for goods and services regardless of whether suppliers fully deliver them. They include, among other things, agreements for backhaul, subscriber devices and IT related and other services.

In addition, we are party to various arrangements that are conditional in nature and create an obligation to make payments only upon the occurrence of certain events, such as the actual delivery and acceptance of products or services. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above. The table above also excludes blanket purchase order amounts where the orders are subject to cancellation or termination at our discretion or where the quantity of goods or services to be purchased or the payment terms are unknown because such purchase orders are not firm commitments.

Legal proceedings - As more fully described below, we are involved in a variety of lawsuits, claims, investigations and proceedings concerning intellectual property, business practices, commercial and other matters. We determine whether we should accrue an estimated loss for a contingency in a particular legal proceeding by assessing whether a loss is deemed probable and can be reasonably estimated. We reassess our views on estimated losses on a quarterly basis to reflect the impact of any developments in the matters in which we are involved. Legal proceedings are inherently unpredictable, and the matters in which we are involved often present complex legal and factual issues. We vigorously pursue defenses in legal proceedings and engage in discussions where possible to resolve these matters on terms favorable to us, including pursuing settlements where we believe it may be the most cost effective result for the Company. It is possible, however, that our business, financial condition and results of operations in future periods could be materially and adversely affected by increased litigation expense, significant settlement costs and/or unfavorable damage awards.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Throughout the legal proceedings disclosure, we use the terms Clearwire and the Company to refer to Clearwire Corporation, Clearwire Communications LLC, Clear Wireless LLC and its subsidiaries.

Consumer Purported Class Actions and Investigation(s)

In April 2009, a purported class action lawsuit was filed against Clearwire U.S. LLC in Superior Court in King County, Washington by a group of five plaintiffs (Chad Minnick, et al.). The lawsuit generally alleges that we disseminated false advertising about the quality and reliability of our services; imposed an unlawful early termination fee, which we refer to as ETF; and invoked allegedly unconscionable provisions of our Terms of Service to the detriment of subscribers. Among other things, the lawsuit seeks a determination that the alleged claims may be asserted on a class-wide basis; an order declaring certain provisions of our Terms of Service, including the ETF provision, void and unenforceable; an injunction prohibiting us from collecting ETFs and further false advertising; restitution of any ETFs paid by our subscribers; equitable relief; and an award of unspecified damages and attorneys’ fees. Plaintiffs subsequently amended their complaint adding seven additional plaintiffs. We removed the case to the United States District Court for the Western District of Washington. On July 23, 2009, we filed a motion to dismiss the amended complaint. The Court stayed discovery pending its ruling on the motion, and on February 2, 2010, granted our motion to dismiss in its entirety. Plaintiffs appealed to the Ninth Circuit Court of Appeals. On March 29, 2011 the Court of Appeals entered an Order Certifying Question to the Supreme Court of Washington requesting guidance on a question of Washington state law. On May 23, 2012, the Washington Supreme Court issued a decision holding that an ETF is a permissible alternative performance provision. The Court of Appeals has stayed the matter. The parties collectively settled the lawsuit along with the matters Dennings v. Clearwire Corp., No. C10-1859-JLR (W.D. Wash.), and Newton v. Clearwire Corp., No. 2:11-cv-00783-WBS-DAD (E.D. Cal.). On December 19, 2012, the District Court granted final approval of the settlement and entered final judgment. On January 18, 2013, Objectors appealed the Court’s approval of the settlement to the Ninth Circuit Court of Appeals. Plaintiffs then filed a motion for summary affirmance. On April 22, 2013, the Court of Appeals granted Plaintiffs’ motion for summary affirmance and denied the Objectors’ appeal. Objectors then petitioned the Court of Appeals for a rehearing of their appeal of the final approval of the settlement. Objectors voluntarily withdrew their motion for rehearing when Plaintiffs challenged Objectors’ failure to post the court mandated appeal bond. On May 3, 2013, the district court approved plaintiffs’ counsel fees and expenses. On June 3, 2013, Objectors appealed plaintiffs’ fee award. Plaintiffs filed a second motion for summary affirmance. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements.

In September 2009, a purported class action lawsuit was filed against Clearwire in King County Superior Court, brought by representative plaintiff Rosa Kwan. The complaint alleges we placed unlawful telephone calls using automatic dialing and announcing devices and engaged in unlawful collection practices. It seeks declaratory, injunctive, and/or equitable relief and actual and statutory damages under federal and state law. On October 1, 2009, we removed the case to the United States District Court for the Western District of Washington. The parties stipulated to allow a Second Amended Complaint, which plaintiffs filed on December 23, 2009. We then filed a motion to dismiss the amended complaint. On February 22, 2010, the Court granted our motion to dismiss in part, dismissing certain claims with prejudice and granting plaintiff leave to further amend the complaint. Plaintiff filed a Third Amended Complaint adding additional state law claims and joining Bureau of Recovery, a purported collection agency, as a co-defendant. On January 27, 2011, the court granted the parties’ stipulation allowing plaintiff to file a Fourth Amended Complaint adding two new class representatives. We then filed motions to compel the newly-added customer plaintiffs to arbitrate their individual claims. On January 3, 2012, the Court denied without prejudice our motions to compel arbitration because of factual issues to be resolved at an evidentiary hearing. The parties stipulated to allow a Fifth Amended Complaint. The parties have settled the lawsuit. On December 27, 2012, the Court granted preliminary approval of the settlement. On May 6, 2013, the court granted final approval of the settlement. On June 6, 2013, the appeal period expired with no appeals filed. The settlement is deemed final and we are performing claims settlement administration. The settlement amount is considered immaterial to the financial statements.

In November 2010, a purported class action lawsuit was filed against Clearwire by Angelo Dennings in the U.S. District Court for the Western District of Washington. The complaint generally alleges we slow network speeds when network demand is highest and that such network management violates our agreements with subscribers and is contrary to the Company’s advertising and marketing claims. Plaintiffs also allege that subscribers do not review the Terms of Service prior to subscribing, and when subscribers cancel service due to network management, we charge an ETF or restocking fee that they claim is unconscionable under the circumstances. The claims asserted include breach of contract, breach of the covenant of good faith and fair dealing and unjust enrichment. Plaintiffs seek class certification; unspecified damages and restitution; a declaratory

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

judgment that Clearwire’s ETF and restocking fee are unconscionable under the alleged circumstances; an injunction prohibiting Clearwire from engaging in alleged deceptive marketing and from charging ETFs; interest; and attorneys’ fees and costs. On January 13, 2011, we filed concurrent motions to compel arbitration and in the alternative, to dismiss the complaint for failure to state a claim upon which relief may be granted. In response to Clearwire’s motions, plaintiff abandoned its fraud claim and amended its complaint with fourteen additional plaintiffs in eight separate jurisdictions. Plaintiff further added new claims of violation of Consumer Protection statutes under various state laws. On March 31, 2011, we filed concurrent motions to (1) compel the newly-added plaintiffs to arbitrate their individual claims, (2) alternatively, to stay this case pending the United States Supreme Court’s decision in AT&T Mobility LLC v. Concepcion, No. 09-893, which we refer to as Concepcion, and (3) to dismiss the complaint for failure to state a claim upon which relief may be granted. Plaintiffs did not oppose Clearwire’s motion to stay the litigation pending Concepcion, and the parties stipulated to stay the litigation. The parties collectively settled the lawsuit along with the matters Minnick v. Clearwire US, LLC, No. 2:09-cv-00912-MJP (W.D. Wash.), and Newton v. Clearwire Corp., No. 2:11-cv-00783-WBS-DAD (E.D. Cal.). On December 19, 2012, the District Court granted final approval of the settlement and entered final judgment. On January 18, 2013, Objectors appealed the Court’s approval of the settlement to the Ninth Circuit Court of Appeals. Plaintiffs then filed a motion for summary affirmance. On April 22, 2013, the Court of Appeals granted Plaintiffs’ motion for summary affirmance and denied the objectors’ appeal. Objectors then petitioned the Court of Appeals for a rehearing of their appeal of the lower court’s final approval of the settlement. Objectors voluntarily withdrew their motion for rehearing when Plaintiffs challenged Objectors’ failure to post the court mandated appeal bond. On May 3, 2013, the district court approved plaintiffs’ counsel fees and expenses. On June 3, 2013, Objectors appealed plaintiffs’ fee award. Plaintiffs filed a second motion for summary affirmance. We have accrued an estimated amount we anticipate to pay for the settlement in Other current liabilities. The amount accrued is considered immaterial to the financial statements.

In March 2011, a purported class action was filed against Clearwire in the U.S. District Court for the Eastern District of California. The case, Newton v. Clearwire, Inc. [sic], alleges Clearwire’s network management and advertising practices constitute breach of contract, unjust enrichment, unfair competition under California’s Business and Professions Code Sections 17200 et seq., and violation of California’s Consumers’ Legal Remedies Act. Plaintiff contends Clearwire’s advertisements of “no speed cap” and “unlimited data” are false and misleading. Plaintiff alleges Clearwire has breached its contracts with customers by not delivering the Internet service as advertised. Plaintiff also claims slow data speeds are due to Clearwire’s network management practices. Plaintiff seeks class certification; declaratory and injunctive relief; unspecified restitution and/or disgorgement of fees paid for Clearwire service; and unspecified damages, interest, fees and costs. On June 9, 2011, we filed a motion to compel arbitration. The parties collectively settled the lawsuit along with the matters Dennings v. Clearwire Corp., No. C10-1859-JLR (W.D. Wash.), and Minnick v. Clearwire US, LLC, No. 2:09-cv-00912-MJP (W.D. Wash.), see above

In August 2012, Richard Wuest filed a purported class action against Clearwire in the California Superior Court, San Francisco County. Plaintiff alleges that Clearwire violated California’s Invasion of Privacy Act, Penal Code 630, notably §632.7, which prohibits the recording of communications made from a cellular or cordless telephone without the consent of all parties to the communication. Plaintiff seeks class certification, statutory damages, injunctive relief, costs, attorney fees, and pre and post judgment interest. We removed the matter to federal court. On November 2, 2012, we filed an answer to the complaint. On May 31, 2013, Plaintiff filed a First Amended Complaint adding two Clearwire call vendors to the lawsuit. We filed an answer on July 15, 2013. The litigation is in the early stages, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

On September 6, 2012, the Washington State Attorney General’s Office served on Clearwire Corporation a Civil Investigative Demand pursuant to RCW 19.86.110. The demand seeks information and documents in furtherance of the Attorney General Office’s investigation of possible unfair trade practices, failure to properly disclose contractual terms, and misleading advertising. On October 22, 2012, we responded to the demand. The investigation is in the early stages, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

In April 2013, Kenneth Lindsay, a former employee and others, filed a purported collective class action lawsuit in U.S. District Court for the District of Minnesota, against Clear Wireless LLC and Workforce Logic LLC. Plaintiffs allege claims individually and on behalf of a purported nationwide collective class under the Fair Labor Standards Act, which we refer to as the FSLA, from April 9, 2010 to present. The lawsuit alleges that defendants violated the FLSA, notably sections 201 and 207 and relevant regulations, regarding failure to pay minimum wage, failure to pay for hours worked during breaks or work performed “off the clock” before, during and after scheduled work shifts, overtime, improper deductions, and improper withholding of wages, commissions and bonuses. Plaintiffs seek back wages, unpaid wages, overtime, liquidated damages, attorney fees and costs. We filed an answer to the complaint on April 30, 2013. The litigation is in the early stages, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Purported Shareholder Class Actions: Delaware Actions

On December 12, 2012, stockholder Crest Financial Limited, which we refer to as Crest, filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Sprint Holdco LLC and Eagle River, purportedly brought on behalf of the public stockholders of the Company. On December 14, 2012, plaintiff filed an amended complaint, and on January 2, 2013, plaintiff filed a second amended complaint. Also, on December 12, 2012, the plaintiff filed a motion seeking an expedited trial. Following a hearing on January 10, 2013, the Court denied the motion to expedite without prejudice. The Court also directed the parties to consolidate this lawsuit with the other Delaware actions described below. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the proposed transaction between Sprint and the Company, that Sprint and Eagle River breached duties owed to the Company’s public stockholders by virtue of their alleged status as controlling stockholders, including with respect to the SoftBank Transaction, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint and Eagle River. The lawsuit also alleges that the Merger Consideration undervalues the Company, and that the controlling stockholders acted to enrich themselves at the expense of the minority stockholders. The lawsuit seeks to permanently enjoin the SoftBank Transaction, permanently enjoin the Proposed Merger, permanently enjoin Sprint from allegedly interfering with the Company’s plans to raise capital or sell its spectrum and to recover compensatory damages. On June 28, 2013, Crest filed a motion to dismiss its complaint.

On December 20, 2012, stockholder Abraham Katsman filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint and SoftBank, purportedly bought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that SoftBank aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company and that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, rescission of the Proposed Merger, and to recover unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 28, 2012, stockholder Kenneth L. Feigeles filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Merger Sub and Eagle River, purportedly brought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that the Company, Sprint, Merger Sub and Eagle River aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, and that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, to rescind the Proposed Merger, and it seeks unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 28, 2012, stockholder Joan Litwin filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, Sprint Holdco and Eagle River, purportedly brought on behalf of the public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint and Eagle River breached duties owed to the Company’s public stockholders by virtue of their alleged status as controlling stockholders, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint, Eagle River and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that Sprint is using its position as controlling stockholder to obtain the Company’s spectrum for itself to the detriment of the public stockholders, and that the directors of the Company allowed the Company to stagnate to benefit Sprint and Eagle River. The lawsuit seeks to enjoin the Proposed Merger and, should the Proposed Merger be consummated, to rescind the Proposed Merger. The lawsuit also seeks to enjoin Sprint from interfering with the Company’s build-out plans or any future sale of spectrum, and seeks unspecified compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On or about January 3, 2013, stockholder David DeLeo filed a putative class action lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint and Merger Sub, purportedly brought on behalf of our public stockholders of the Company. The lawsuit alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, that Sprint breached duties owed to the Company’s public stockholders by virtue of its alleged status as controlling stockholder, and that the Company and Merger Sub aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that Sprint and the directors of the Company misappropriated non-public information that was not disclosed to the plaintiffs, and that the Proposed Merger was negotiated pursuant to an unfair process. The lawsuit seeks a declaratory judgment that the proposed transaction between Sprint and the Company was entered into in breach of Sprint’s fiduciary duties, an injunction preventing the proposed transaction between Sprint and the Company and, should the Proposed Merger be consummated, to rescind the Proposed Merger, and it seeks unspecified rescissory and compensatory damages. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

Purported Shareholder Class Actions: Washington Actions

On December 20, 2012 stockholder Joe Kuhnle filed a putative class action lawsuit in the Superior Court of Washington, King County, against the Company and its directors, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Kuhnle Action. The Kuhnle Action alleges that the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The Kuhnle Action also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, that the deal protection devices favor Sprint to the detriment of the public stockholders, and that the directors of the Company failed to make necessary disclosures in their public filings. The Kuhnle Action seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, a preliminary injunction preventing the Proposed Merger and, should the Proposed Merger be consummated, rescission of the Proposed Merger, and to recover unspecified rescissory and compensatory damages. On January 18, 2013, we and the other defendants collectively filed a motion to dismiss or stay the Kuhnle Action in favor of the prior-filed Delaware actions. On January 18, 2013, we and the other defendants opposed plaintiff’s motion to expedite discovery. The Court denied plaintiff’s motion to expedite discovery and granted defendants’ motion to stay the Kuhnle matter pending resolution of actions in Delaware. On January 22, 2013, the parties stipulated to consolidate the three King County Washington lawsuits—the Kuhnle Action, along with both the Millen Action and the Rowe Action (each discussed further below) into one matter: In Re Clearwire Corporation Shareholder Litigation. This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 20, 2012, stockholder Doug Millen filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company and its directors, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Millen Action. The lawsuit alleges that the directors of the Company breached their fiduciary duties owed to the Company’s public stockholders in connection with the Proposed Merger, and that the Company aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, that the deal protection devices favor Sprint to the detriment of the public stockholders, and that the directors of the Company failed to make necessary disclosures in connection with the announcement of the transaction. The lawsuit seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the Proposed Merger, and rescission of the Proposed Merger to the extent it has already been consummated. (See the related discussion above under the Kuhnle Action regarding the proposed consolidation of the Millen Action.) This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

On December 31, 2012, stockholder Clinton Rowe filed a putative class action lawsuit in the Superior Court of Washington, King County against the Company, its directors, Sprint and Merger Sub, purportedly brought on behalf of the public stockholders of the Company, which action we refer to as the Rowe Action. The lawsuit alleges that Sprint and the directors of the Company breached their fiduciary duties in connection with the Proposed Merger, and that the Company, Sprint and Merger Sub aided and abetted the alleged breaches of fiduciary duty by the directors of the Company. The lawsuit also alleges that the Merger Consideration undervalues the Company, that the Proposed Merger was negotiated pursuant to an unfair process, and that the directors of the Company did not protect the Company against numerous conflicts of interest. The lawsuit seeks a declaratory judgment that the Proposed Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the Proposed Merger, rescission of the transaction to the extent it has already been implemented, and the imposition of a constructive trust in favor of the plaintiff class upon any benefits improperly received by defendants. (See the related discussion above under the Kuhnle Action regarding the proposed consolidation of the Rowe Action.) This litigation is in the early stages, its outcome is unknown and an estimate of any potential losses cannot be made at this time.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In addition to the matters described above, we are often involved in certain other proceedings which seek monetary damages and other relief. Based upon information currently available to us, none of these other claims are expected to have a material effect on our business, financial condition or results of operations.

Indemnification agreements— We are currently a party to indemnification agreements with certain officers and each of the members of our Board of Directors. No liabilities have been recorded in the condensed consolidated balance sheets for any indemnification agreements, because they are neither probable nor estimable.

12. Share-Based Payments

As of June 30, 2013, there were 25,210,252 shares available for grant under the Clearwire Corporation 2008 Stock Compensation Plan, which we refer to as the 2008 Plan, which authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, which we refer to as RSUs, performance based RSUs and other stock awards to our employees, directors and consultants. With the adoption of the 2008 Plan, no additional share grants will be granted under the Clearwire Corporation 2007 Stock Compensation Plan or the Clearwire Corporation 2003 Stock Option Plan.

Restricted Stock Units

We grant RSUs and performance-based RSUs to certain officers and employees under the 2008 Plan. RSUs generally have performance and service requirements or service requirements only, with vesting periods ranging from 2 to 4 years. The fair value of our RSUs is based on the grant-date fair market value of the common stock, which equals the grant date market price. Performance-based RSUs awarded in 2012 have 1 to 2 year performance periods and were granted once the performance objectives were established during the first quarter of 2012.

A summary of the RSU activity from January 1, 2013 through June 30, 2013 is presented below:

	Restricted Stock Units		Weighted-Average Grant Price
	Future Performance and Service Required(1)	Future Service Required	Future Performance and Service Required	Future Service Required
Restricted stock units outstanding — January 1, 2013	6,411,835	21,963,607	$1.96	$2.83
Granted	—	11,637,901	—	3.19
Forfeited	(1,691,445)	(490,439)	1.96	2.97
Vested	—	(7,913,173)	—	2.72

Restricted stock units outstanding — June 30, 2013	4,720,390	25,197,896	$1.96	$3.03

(1)	During the six months ended June 30, 2013, approximately 3.6 million RSUs have met the future performance requirement, but have not yet met the future service requirement.

As of June 30, 2013, we have total unrecognized compensation cost of approximately $41.2 million, which is expected to be recognized over a weighted-average period of approximately 1.4 years.

Stock Options

We granted options to certain officers and employees under the 2008 Plan. All options generally vest over a four-year period. The fair value of option grants was estimated on the date of grant using the Black-Scholes option pricing model.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

A summary of option activity from January 1, 2013 through June 30, 2013 is presented below:

	Number of Options	Weighted- Average Exercise Price
Options outstanding — January 1, 2013	3,250,605	$14.39
Granted	—	—
Forfeited	(66,732)	16.18
Exercised	(64,750)	3.06

Options outstanding — June 30, 2013	3,119,123	$14.59

Vested and expected to vest —June 30, 2013	3,114,920	$14.60

Exercisable outstanding — June 30, 2013	3,050,591	$14.77

The total unrecognized share-based compensation costs related to non-vested stock options outstanding at June 30, 2013 was approximately $42,000 and is expected to be recognized over a weighted average period of approximately seven months.

Share-based compensation expense is based on the estimated grant-date fair value of the award and is recognized net of estimated forfeitures on those shares expected to vest over a graded vesting schedule on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.

Share-based compensation expense recognized for all plans for the three and six months ended June 30, 2013 and 2012 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Options	$25	$49	$79	$115
RSUs	10,323	7,035	19,910	12,298

Total	$10,348	$7,084	$19,989	$12,413

In connection with the merger with Sprint, each outstanding and unexercised option to purchase shares of our Common Stock, whether or not then vested, was canceled in exchange for a lump sum cash amount equal to the amount, if any, by which the Merger Consideration exceeded the exercise price of such option, less applicable withholding taxes. In connection with the merger with Sprint, each RSU granted to a non-employee member of our board of directors, which we refer to as a Director RSU, was canceled in exchange for a lump sum cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Director RSU. In addition, each outstanding RSU granted prior to December 17, 2012 was converted into a right to receive a cash payment equal to the product of the Merger Consideration and the number of shares of Class A Common Stock subject to such unvested RSU, which we refer to as a Restricted Cash Account. On July 19, 2013, each holder of a Restricted Cash Account received a lump sum cash payment equal to 50% of the Restricted Cash Account balance, less applicable tax withholdings. The remaining balance of the Restricted Cash Account will vest and be paid upon the earlier of (i) the original vesting schedule of the unvested RSUs or (ii) the one year anniversary of the merger, provided however that the holder of a Restricted Cash Account will also be paid the remaining balance upon an involuntary termination of the holder’s employment. In addition, each RSU granted after December 17, 2012, which we refer to as an Unvested 2013 RSU, was converted into a right to receive a cash payment equal to the product of the Merger Consideration, without interest, and the number of shares of Class A Common Stock subject to such Unvested 2013 RSU, each of which we refer to as a 2013 Restricted Cash Account. Each 2013 Restricted Cash Account is unvested and will vest and be paid out in accordance with the original vesting conditions of the award, provided however that the holder of a 2013 Restricted Cash Account will also be paid a pro-rata portion of the 2013 Restricted Cash Account upon an involuntary termination of the holder’s employment.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

13. Stockholders’ Equity

The following table lists the voting interests in Clearwire as of June 30, 2013:

Investor	Class A Common Stock	Class A Common Stock Voting % Outstanding	Class B Common Stock(1)	Class B Common Stock % Voting Outstanding	Total	Total % Voting Outstanding
Sprint	30,922,958	4.4%	708,087,860	91.5%	739,010,818	50.1%
Comcast	88,504,132	12.6%	—	—%	88,504,132	6.0%
Intel	28,432,066	4.1%	65,644,812	8.5%	94,076,878	6.4%
Other Shareholders	552,193,151	78.9%	—	—%	552,193,151	37.5%

Total	700,052,307	100.0%	773,732,672	100.0%	1,473,784,979	100.0%

(1)	The holders of Class B Common Stock hold an equivalent number of Class B Common Interests.

Sprint and Intel Corporation, which we refer to as Intel, own shares of Clearwire Class B Common Stock that have equal voting rights to Clearwire’s Class A Common Stock, but have only limited economic rights. Unlike the holders of Class A Common Stock, the holders of Class B Common Stock have no right to dividends and no right to any proceeds on liquidation other than the par value of Class B Common Stock. Sprint and Intel hold their economic rights through ownership of Clearwire Communications Class B common interests, which we refer to as Class B Common Interests.

During the first quarter of 2013, we issued a warrant to purchase 2.0 million shares of Class A Common Stock at an exercise price of $1.75 per share related to a spectrum lease agreement. The warrants expire January 29, 2019. In connection with the merger with Sprint, the warrants were settled for a lump sum cash amount equal to the amount by which the Merger Consideration exceeded the exercise price of the warrants.

14. Net Loss Per Share

Basic Net Loss Per Share

The net loss per share attributable to holders of Class A Common Stock is calculated based on the following information (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss from continuing operations	$(415,621)	$(431,027)	$(877,509)	$(992,053)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	267,680	287,848	502,615	666,820

Net loss from continuing operations attributable to Class A Common Stockholders	(147,941)	(143,179)	(374,894)	(325,233)
Net loss from discontinued operations attributable to Class A Common Stockholders	—	(2,630)	—	(2,399)

Net loss attributable to Class A Common Stockholders	$(147,941)	$(145,809)	$(374,894)	$(327,632)

Weighted average shares Class A Common Stock outstanding	699,432	507,927	696,682	483,377
Net loss per share from continuing operations	$(0.21)	$(0.28)	$(0.54)	$(0.67)
Net loss per share from discontinued operations	—	(0.01)	—	(0.01)

Net loss per share	$(0.21)	$(0.29)	$(0.54)	$(0.68)

Diluted Net Loss Per Share

The potential exchange of Class B Common Interests together with Class B Common Stock for Class A Common Stock may have a dilutive effect on diluted net loss per share due to certain tax effects. That exchange would result in both an increase in the number of Class A Common Stock outstanding and a corresponding increase in the net loss attributable to the Class A

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Common Stockholders through the elimination of the non-controlling interests’ allocation. Further, to the extent that all of the Class B Common Interests and Class B Common Stock are converted to Class A Common Stock, the Clearwire Communications partnership structure would no longer exist and Clearwire would be required to recognize a tax provision related to indefinite lived intangible assets.

Net loss per share attributable to holders of Class A Common Stock on a diluted basis is calculated based on the following information (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss from continuing operations attributable to Class A Common Stockholders	$(147,941)	$(143,179)	$(374,894)	$(325,233)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	(267,680)	(287,848)	(502,615)	(666,820)
Tax adjustment resulting from dissolution of Clearwire Communications	(6,491)	(6,403)	(13,707)	(15,782)

Net loss from continuing operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	(422,112)	(437,430)	(891,216)	(1,007,835)

Net loss from discontinued operations available to Class A Common Stockholders	—	(2,630)	—	(2,399)
Non-controlling interest in net loss from discontinued operations of consolidated subsidiaries	—	(4,821)	—	(4,009)

Net loss from discontinued operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	—	(7,451)	—	(6,408)

Net loss available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	$(422,112)	$(444,881)	$(891,216)	$(1,014,243)

Weighted average shares Class A Common Stock outstanding	699,432	507,927	696,682	483,377
Weighted average shares converted from Class B Common Stock outstanding	773,733	859,269	773,733	849,486

Total weighted average shares Class A Common Stock outstanding (diluted)	1,473,165	1,367,196	1,470,415	1,332,863

Net loss per share from continuing operations	$(0.29)	$(0.32)	$(0.61)	$(0.75)
Net loss per share from discontinued operations	—	(0.01)	—	(0.01)

Net loss per share	$(0.29)	$(0.33)	$(0.61)	$(0.76)

The diluted weighted average shares did not include the effects of the following potential common shares as their inclusion would have been antidilutive (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Exchangeable Notes conversion shares	88,887	88,877	88,887	94,620
Sprint Notes conversion shares	142,418	—	80,737	—
Stock options	3,161	4,513	3,180	4,527
Restricted stock units	29,346	30,718	28,164	24,953
Warrants	2,276	375	2,027	921

	266,088	124,483	202,995	125,021

We have calculated and presented basic and diluted net loss per share of Class A Common Stock. Class B Common Stock net loss per share is not calculated since it does not contractually participate in distributions of Clearwire.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

15. Related Party Transactions

We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results. These relationships have been with Sprint, Intel, Comcast, Time Warner Cable, Bright House, Eagle River, and Ericsson Inc., all of which are or have been related parties. Some of these relationships include agreements pursuant to which we sell wireless broadband services to certain of these related parties on a wholesale basis, which such related parties then resell to each of their respective end user subscribers. We sell these services at terms defined in our contractual agreements.

The following amounts for related party transactions are included in our condensed consolidated financial statements (in thousands):

	June 30, 2013	December 31, 2012
Accounts receivable	$16,259	$17,227
Prepaid assets and other assets	$5,723	$5,943
Accounts payable and accrued expenses	$15,278	$8,223
Other current liabilities:
Cease-to-use	$5,647	$5,497
Deferred revenue	$136,776	$96,161
Other	$5,642	$5,642
Other long-term liabilities:
Cease-to-use	$37,545	$36,793
Deferred revenue	$13,750	$83,887
Deferred rent	$61,036	$32,213
Other	$470	$2,821

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$112,901	$116,929	$225,818	$234,320
Cost of goods and services and network costs (inclusive of capitalized costs)	$33,959	$40,077	$72,574	$75,484
Selling, general and administrative (inclusive of capitalized costs)	$12,546	$11,169	$25,545	$22,402

Sprint Merger Agreement — On December 17, 2012, we entered into a Merger Agreement, pursuant to which Sprint agreed to acquire all of the outstanding shares of Class A and Class B Common stock not currently owned by Sprint. See Note 1, Basis of Presentation, for further information.

Note Purchase Agreement — In connection with the Merger Agreement, on December 17, 2012, we and certain of our subsidiaries also entered into the Note Purchase Agreement, in which Sprint agreed to purchase from us at our election up to an aggregate principal amount of $800 million of 1.00% exchangeable notes due 2018, in ten monthly installments of $80.0 million each. We elected to forego the first two draws (January 2013 and February 2013) under the Note Purchase Agreement which reduced the aggregate principal amount available to $640 million. We elected to take the March, April and May draws and received $240.0 million from Sprint. In addition, we elected to forego the June draw. See Note 8, Long-term Debt, Net, for further information.

Rollover Notes — In connection with the issuance of the 2015 Senior Secured Notes on November 24, 2009, we issued notes to Sprint and Comcast with identical terms as the 2015 Senior Secured Notes. From time to time, other related parties may hold our debt, and as debtholders, would be entitled to receive interest payments from us.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — Sprint, through two wholly-owned subsidiaries, Sprint HoldCo LLC and SN UHC 1, Inc., owns the largest interest in Clearwire with an effective voting and economic interest of approximately 50.1%, and Intel owns voting and economic interest in Clearwire of 6.4%. After the conversion of their Class B Common Interests and corresponding number of Class B Common Stock into Class A Common Stock, Comcast Corporation, which we refer to as Comcast, and Bright House Networks LLC, which we refer to as Bright House, together own voting interests in Clearwire of approximately 6.6% at June 30, 2013.

Sprint Wholesale relationship

Under the November 2011 4G MVNO Amendment Sprint is paying us a fixed amount for unlimited 4G mobile WiMAX services for resale to its retail subscribers in 2013, a portion of which will be paid as an offset to principal and interest due under a $150.0 million promissory note issued by us to Sprint on January 3, 2012, which we refer to as the Sprint Promissory Note. The Sprint Promissory Note has an aggregate principal amount of $150.0 million and bears interest of 11.5% per annum. On January 2, 2013, we offset $83.6 million of principal and related accrued interest to reduce the principal amount we owe to Sprint under the promissory note to $75.0 million maturing on January 2, 2014. If not previously paid, Sprint may offset the amounts payable by us under the Sprint Promissory Note, including interest, against payments then due by Sprint to Clearwire Communications under the 4G MVNO Agreement, as amended. Because the Sprint Promissory Note was entered into in conjunction with the November 2011 4G MVNO Amendment, and amounts due may be offset against payments due under the November 2011 4G MVNO Amendment, it is treated as deferred revenue for accounting purposes, and associated interest costs are being recorded as a reduction to the payable by Sprint for unlimited WiMAX service in calendar year 2013.

As part of the 4G MVNO Agreement, we also agreed to usage based pricing for WiMAX services after 2013 and for LTE service beginning in 2012. We also agreed that Sprint may re-wholesale wireless broadband services, subject to certain conditions and we agreed to operate our WiMAX network through calendar year 2015.

For the three and six months ended June 30, 2013, we received $118.8 million and $193.7 million, respectively, from Sprint for 4G broadband wireless services. For the three and six months ended June 30, 2012, we received $150.0 million and $226.6 million, respectively, from Sprint for 4G broadband wireless services. During the three and six months ended June 30, 2013 and 2012, wholesale revenue recorded attributable to Sprint comprised approximately 36% of total revenues and substantially all of our wholesale revenues.

3G MVNO Agreement — We entered into a non-exclusive 3G MVNO agreement with Sprint Spectrum L.P., which we refer to as the 3G MVNO Agreement, whereby Sprint agrees to sell its code division multiple access and mobile voice and data communications service, which we refer to as PCS Service, for the purpose of resale to our retail customers. The PCS Service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services. For the three and six months ended June 30, 2013, we paid $0.5 million and $1.0 million, respectively, to Sprint for 3G wireless services provided by Sprint to us. For the three and six months ended June 30, 2012, we paid $1.2 million and $2.6 million, respectively, to Sprint for 3G wireless services provided by Sprint to us.

Sprint Master Site Agreement — In November 2008, we entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and we established the contractual framework and procedures for the leasing of tower and antenna collocation sites to each other. Leases for specific sites will be negotiated by Sprint and us on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from the date the agreement was signed. The term of each lease for each specific site will be five years, but the lessee has the right to extend the term for up to an additional 20 years. Either party may terminate the lease by providing a 30 days notice of termination. The monthly fee will increase 3% per year. The lessee is also responsible for the utility costs and for certain additional fees. During the three and six months ended June 30, 2013, we made rent payments under this agreement of $17.3 million and $34.1 million, respectively. During the three and six months ended June 30, 2012, $13.9 million and $28.2 million, respectively.

During the first quarter of 2013, we amended the Master Site Agreement pursuant to which Sprint will reimburse us for certain incremental expenses we will incur as a result of Sprint decommissioning its iDEN sites where we are co-located and actively operating. Sprint will reimburse us for certain incremental expenses in cash, and in some cases we will provide a corresponding service credit to be applied against our 2014 usage based billing to Sprint. In addition, we plan to assume the leases on select towers and while we renegotiate the leases with the landlord, Sprint will continue to pay the monthly rent under the existing leases. We will reimburse Sprint for the amounts paid on our behalf through either a service credit to be applied against our 2014 usage based billing or cash. As of June 30, 2013, we have a receivable of $3.3 million and a service credit included in deferred revenue of $8.3 million.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Ericsson, Inc — Ericsson provides network deployment services to us, including site acquisition and construction management services. In addition, during the second quarter of 2011, we entered into a managed services agreement with Ericsson to operate, maintain and support our network. Dr. Hossein Eslambolchi, who was a member of our Board of Directors prior to the merger with Sprint, had a consulting agreement with Ericsson. As part of his consulting agreement, Dr. Eslambolchi received payments for his services from Ericsson. He has not received any compensation directly from us related to his relationship with Ericsson. For the three and six months ended June 30, 2013, we paid $22.3 million and $43.9 million, respectively, to Ericsson for network management services. For the three and six months ended June 30, 2012, we paid $19.4 million and $38.8 million, respectively, to Ericsson for network management services.